AMENDED SCHEDULE A
                            DATED NOVEMBER 30, 2016
                                     TO THE
                         INVESTMENT ADVISORY AGREEMENT
                        DATED DECEMBER 18, 2013 BETWEEN
                                  THE KP FUNDS
                                      AND
                             CALLAN ASSOCIATES INC.

FUNDS

The Funds consist of the series of the Trust set forth below.

The following series are defined as the "Core Funds":

KP Large Cap Equity Fund
KP Small Cap Equity Fund
KP International Equity Fund
KP Fixed Income Fund

The following series are defined as the "Target Date Funds":

KP Retirement Path 2015 Fund
KP Retirement Path 2020 Fund
KP Retirement Path 2025 Fund
KP Retirement Path 2030 Fund
KP Retirement Path 2035 Fund
KP Retirement Path 2040 Fund
KP Retirement Path 2045 Fund
KP Retirement Path 2050 Fund
KP Retirement Path 2055 Fund
KP Retirement Path 2060 Fund

COMPENSATION CALCULATION METHODOLOGY

The Trust will pay to the Adviser as compensation for the Adviser's services rendered, a fee (the "Advisory Fee"), determined in accordance with the calculation methodology set forth below. The Advisory Fee will be computed and accrued daily on an estimated basis by the Administrator and paid monthly in arrears based on a final determination by the Administrator.

The Advisory Fee payable by each Fund for any particular period will equal its pro rata portion of the total fee calculated by applying the Effective Fee Rate (defined below) to the Fund Asset Base (defined below), with each Fund's pro rata portion determined by dividing the net assets of such Fund that are included in the Fund Asset Base by the total Fund Asset Base.. The "Effective Fee Rate" will be determined by applying the following fee schedule to the Fund Asset Base:

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FEE SCHEDULE
APPLIED TO THE FUND ASSET BASE
--------------------------------------------------------------------------------

0.05% on the first $4,000,000,000 of the Fund Asset Base;
0.04% on the Fund Asset Base between $4,000,000,001 and $7,000,000,000;
0.03% on the Fund Asset Base between $7,000,000,001 and $10,000,000,000; and
0.025% on the Fund Asset Base over $10,000,000,000.

The "Fund Asset Base" equals the Core Funds Asset Base (defined below) plus the Target Date Funds Asset Base (defined below).

The "Core Funds Asset Base" equals the sum of the net assets of each Core Fund. The "Target Date Funds Asset Base" equals the sum of the net assets of each Target Date Fund invested in investment companies to which the Adviser does not serve as investment adviser. The Fund Asset Base will be estimated daily and determined monthly based on the preceding methodology, in all cases based on the net assets as of the close of business on the preceding day in the case of the daily estimate and based on the average daily net assets average daily net assets in the month for the monthly calculation.

The Effective Fee Rate determined at the beginning of a month shall be used throughout the month for purposes of the daily estimate, and shall be recalculated for the month to make the final determination. In the event that the estimated daily fee for a Fund differs from the final determination by an amount sufficient to require an adjustment to the Net Asset Value of the Fund for any day, such difference shall be treated as a pricing error under the Trust's policy.


                                   ACKNOWLEDGED AND ACCEPTED BY:

                                   The KP Funds

                                   /s/ Dianne Descoteaux
                                   ---------------------
                                   Name: Dianne Descoteaux
                                   Title: VP & Secretary


                                   Callan Associates Inc.

                                   /s/ Gregory C. Allen
                                   --------------------
                                   Name: Gregory C. Allen
                                   Title: President and Director of Research


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